EXHIBIT 1


                             Joint Filing Agreement

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.



Date:  December 2, 1999                USA NETWORKS, INC.


                                       By: /s/  Thomas J. Kuhn
                                           Name:  Thomas J. Kuhn
                                           Title: Senior Vice President,
                                                  General Counsel and
                                                  Secretary




                                       TICKETMASTER CORPORATION


                                       By:  /s/  Daniel R. Goodman
                                            Name:  Daniel R. Goodman
                                            Title: Executive Vice President,
                                                   General Counsel and
                                                   Assistant Secretary


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